CODE OF ETHICS AND CONDUCT

U.S. ENERGY CORP. (the “Company”) will conduct its business honestly and ethically. Employees will constantly improve the quality of their services, products and operations and will create a reputation for honesty, fairness, respect, responsibility, and integrity, trust and sound business judgment. No illegal or unethical conduct on the part of officers, directors, employees or affiliates is in the Company’s best interest. The Company will not compromise its principles for short-term advantage. The ethical performance of the Company is the sum of the ethics of the men and women who manage it and work for it. Thus, each of the Company’s officers, directors and employees are expected to adhere to high standards of personal integrity.

The Company’s board of directors has adopted this Code of Ethics and Business Conduct (this “Code”) in order to (i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; (iii) promote compliance with applicable governmental laws, rules and regulations; (iv) promote the protection of the Company’s assets, including corporate opportunities and confidential information; (v) promote fair dealing practices; (vi) deter wrongdoing; and (vii) ensure accountability for adherence to this Code. All directors, officers and employees are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below.

The Company’s officers, directors, and employees must never permit their personal interests to conflict, or appear to conflict, with the interests of the Company, its clients or affiliates. The Company’s officers, directors and employees must be particularly careful to avoid representing the Company in any transaction with others with whom there is any outside business affiliation or relationship. The Company’s officers, directors, and employees shall never use their Company contacts to advance their private business or personal interests at the expense of the Company, its clients or affiliates.

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members or friends are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or an executive officer of director of the Company. A supervisor, executive officer or director may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Audit Committee with a written description of the activity and seeking the Audit Committee’s written approval. If the supervisor, executive officer or director is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Audit Committee. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

The Company’s officers, directors and employees shall endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All of the Company’s assets should be used only for legitimate and approved business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation.

The Company’s officers, directors and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of the Company’s assets, property, information or position. Directors, officers and employees may not use the Company’s assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

The Company’s officers, directors and employees shall offer no bribes, kickbacks or other similar remuneration or consideration to any person or organization in order to attract or influence business activity. The Company’s officers, directors and employees shall not accept gifts, gratuities, fees, bonuses or excessive entertainment, in order to attract or influence business activity.

The Company’s officers, directors and employees come into contact with, and have possession of, proprietary, confidential or business-sensitive information and must take appropriate steps to assure that such information is strictly safeguarded. This information, whether it relates to the Company or to any of our customers, clients or affiliates, includes strategic business plans, operating results, marketing strategies, customer lists, personnel records, upcoming acquisitions and divestitures, new investments, and development and construction costs, processes and methods. Proprietary, confidential and sensitive business information about the Company, other companies, individuals and entities with whom the Company does or has done business of any nature should be treated with sensitivity and discretion and only be disseminated on a need-to-know basis.

Misuse of material inside information by the Company’s officers, directors or employees in connection with trading in the Company’s securities can expose the individual who misuses such information to civil liability and penalties under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the Exchange Act, directors, officers, and employees in possession of material information not available to the public are “insiders.” Spouses, friends, suppliers, brokers, and others outside the Company who may have acquired the information directly or indirectly from a director, officer or employee are also “insiders.” The Exchange Act prohibits insiders from trading in, or recommending the sale or purchase of, the Company’s securities or the securities of any other corporation to which the information relates, while such inside information is regarded as “material”, or if the information is important enough to influence you or any other person in the purchase or sale of securities of any company with which the Company does business, which could be affected by the inside information. The following guidelines should be followed in dealing with inside information:

●	Until the material information has been publicly released by the Company, the Company’s officers, directors and employees must not disclose it to anyone except those within the Company whose positions require use of the information.

●	The Company’s officers, directors and employees must not buy or sell the Company’s securities when they have knowledge of material information concerning the Company until that information has been disclosed to the public and the public has had sufficient time to absorb the information.

●	The Company’s officers, directors and employees shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by the Company of which the employee is aware and which has not been publicly disclosed.

The Company’s officers, directors and employees will seek to report all information accurately and honestly, and as otherwise required by applicable reporting requirements. The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting department and internal audit firm, as well as the Company’s independent public accountants and counsel. Each director, officer and employee who is involved in the Company’s disclosure process must (i) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting and (ii) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

The Company’s officers, directors and employees will refrain from gathering a competitor’s proprietary information by illegitimate means and, if such information is so obtained, shall refrain from acting on the knowledge which has been gathered in such a manner. The Company’s officers, directors and employees will seek to avoid exaggerating or disparaging comparisons of the properties, services and competence of their competitors.

The Company’s officers, directors and employees must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

The Company’s officers, directors and employees will obey all Equal Employment Opportunity laws and act with respect and responsibility towards others in all of their dealings, to the extent applicable.

The Company’s officers, directors and employees will strive at all times to conduct their personal life so that their personal life will not interfere with their ability to deliver quality products or services to the Company and its customers and business associates.

The Company’s officers, directors and employees are obligated and agree to promptly disclose to the Company’s Chief Executive Officer, President and/or board of directors any unethical, dishonest, fraudulent and illegal behavior, the violation of this Code or the violation of the Company’s policies and procedures by any officer, director and/or employee. Should any person having such information be insecure in disclosing the information to the Company’s Chief Executive Officer, President and/or its board of directors, such person must then promptly disclose the information to the Company’s outside legal counsel, whose contact information will be provided, upon request, to such person by the Chief Executive Officer, the President or the board of directors. After receiving a report of alleged prohibited action, the Chief Executive Officer, President and/or board of directors must promptly take all appropriate actions necessary to investigate. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

The Company’s management will establish and maintain a “WHISTLE BLOWER” procedure in compliance with Title VIII, Section 806 Paragraph 1514A of the Sarbanes-Oxley Act of 2002, as amended. All notifications under this law of fraud and or financial misconduct by the Company, its officers, directors and employees will be reported confidentially through this procedure to a designated member of the Audit Committee.

Violation of this Code WILL result in discipline, which discipline, among other possibilities, may include suspension without pay or termination for cause. The degree of discipline relates in part to whether there was a voluntary disclosure of any ethical violation and whether or not the violator cooperated in any subsequent investigation.

Any waiver of this Code for executive officers or directors of the Company may be made only by the board of directors or the Audit Committee and will be promptly disclosed as required by law, the regulations of the SEC, and the rules of the Nasdaq Stock Market or other stock exchange or market upon which the Company’s securities are traded.

The Company WILL NOT tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

Authority:

This U.S. Energy Corp. policy has been approved by the Board of Directors, the Chief Executive Officer, and the Chief Financial Officer. Any exceptions or revisions to the policy must receive approval from the Board of Directors, the Chief Executive Officer, and the Chief Financial Officer.

Acknowledgement of Receipt of
Code of Ethics and Whistleblower Policy

I hereby acknowledge that I have received, read and fully understand the following U.S. Energy Corp. policies:

●	Code of Ethics and Conduct (effective date: 08/05/19)

Employee Name

Employee Signature	Date